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                                    Exhibit 99.1

                        Anthem/uDate.Com Contact:   Mel Morris
                                                    877/815-2955

                                    KPR, Contact:   David Kaye
                                                    818/368-8212







                               FOR IMMEDIATE RELEASE

ANTHEM AND UDATE.COM ANNOUNCE
COMPLETION OF ACQUISITION

      1.1.1. Outlines growth strategy for new entity

Bellingham, WA, May 24, 2000.....Anthem Recording West Inc. (OTCBB:ANRW)
announces the completion of the acquisition of all the issued and outstanding shares of Internet Investments Inc. and its UK subsidiary, uDate.Com, Ltd.. in exchange for 10,925,000 shares, or approximately 60% of Anthem's outstanding shares. The valuation of the acquisition is $68M.

MATCHMAKING IS A RAPIDLY GROWING MARKET

"uDate.com (http://www.udate.com) is one of the highest-quality and fastest growing matchmaking sites on the Internet," notes Mel Morris, CEO of uDate.Com, Ltd. "We are delighted to bring uDate.com into the public sector. The increased visibility and development capital provided by this transaction will allow us to grow our client and revenue base dramatically. When we launched our web site in February 1999 we were privately funded and chose to focus on developing a strong revenue model supported by a scalable, industrial-strength application. While many others were intent on growing their client base without regard to cost, we concentrated on developing and refining our web application, gaining percentage points in visitor conversion, stickiness and membership retention. We shall continue to strive for controlled growth recognizing that shareholder value is dependent upon profitability. We have zero debt, manageable overheads and rapidly growing memberships and revenues. Our market sector is highly fragmented which will give rise to a period of consolidation which we plan to exploit. Our subscription based revenue model is fundamental to profitable strategic partnerships and a critical component in leveraging the consolidation process which will inevitably drive our growth."

STRONG REVENUE MODEL

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"uDate.Com is an unusual phenomenon in the ".com" world.  It is a company with a strong revenue model, based on both membership fees and advertising. Even without advertising, uDate.Com will be profitable. Our growth is based on strategic partnerships and ROI-driven marketing. These activities will be aimed at rapidly increasing the membership, and hence the monthly revenues," says Morris.

STICKINESS IS IMPORTANT

uDate.Com's revenue model also depends upon a high degree of "stickiness," the ability of the site to draw users back over and over again. uDate.Com offers one-on-one messaging facilities and a variety of other entertaining features aimed at maximizing that stickiness.

GROWTH OPPORTUNITIES ABOUND

"We have numerous opportunities for future growth. While we will be looking at many different areas for growth, we will initially concentrate on co-branding and consolidation," notes Morris.

uDATE.COM FOUNDERS JOIN BOARD

As of the closing today, the founders of uDate.Com, Ltd., Mel Morris and Howard Thacker have been appointed directors of Anthem.

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, specifically the statements regarding growth prospects and future partnerships. All forward-looking statements are subject to certain risks, uncertainties and assumptions, including changes in the market conditions in the industries in which the company operates.

Please direct all editorial inquiries to David Kaye at KPR, Inc.  Phone:
818/368-8212 or email: dave@kprinc.com.

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